                                                                    Exhibit 10.1

                            STOCK PURCHASE AGREEMENT

                                  by and among

                      CHOICEPOINT GOVERNMENT SERVICES INC.,

                                CHOICEPOINT INC.

                                       and

                            GLOBALOPTIONS GROUP, INC.

                          Dated as of February 28, 2007

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                                     -iii-

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of the 28th day of February, 2007 (the "EFFECTIVE DATE"), is made and entered into by and among
CHOICEPOINT GOVERNMENT SERVICES INC., a Georgia corporation ("CHOICEPOINT"),
CHOICEPOINT INC., a Georgia corporation ("PARENT"), and GLOBALOPTIONS GROUP,
INC, a Delaware corporation ("BUYER").

                             W I T N E S S E T H:
                             - - - - - - - - - -

      WHEREAS, ChoicePoint owns all of the outstanding shares of capital stock of The Bode Technology Group, Inc., a Virginia corporation (the
"Company");

      WHEREAS, the Company is engaged in the business (the "BUSINESS") of providing forensic DNA analysis, proprietary DNA collection products, and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations; and

      WHEREAS, subject to the terms and conditions of this Agreement,
ChoicePoint desires to sell, and Buyer desires to purchase, all of the outstanding shares of capital stock of the Company.

      NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

      SECTION 1.  PURCHASE OF SHARES.

      1.1   TRANSFER OF SHARES. Contemporaneously with the execution and delivery of this Agreement, ChoicePoint hereby sells, assigns, transfers, and delivers to Buyer, and Buyer hereby purchases from ChoicePoint, 1,000 shares of common stock of the Company (the "SHARES"), which Shares constitute all of the outstanding shares of capital stock of the Company.

      1.2   PURCHASE PRICE. Contemporaneously with the execution and delivery of this Agreement, in consideration for all of the Shares, subject to adjustments pursuant to Section 1.4, the purchase price (the "PURCHASE PRICE") for the
Shares shall be Twelve Million Five Hundred Thousand ($12,500,000), which shall be paid in accordance with Section 1.3.

      1.3   PAYMENT OF PURCHASE PRICE.  Contemporaneously with the execution and delivery of this Agreement, Buyer shall pay the Purchase Price to
ChoicePoint by wire transfer of immediately available funds to the following account: Wachovia Bank, N.A., Account No. 2079900421653, Account Name
ChoicePoint Inc. - Master Account.

      1.4   ADJUSTMENTS TO PURCHASE PRICE.

            (a) DEFINITION OF "NET WORKING CAPITAL." For purposes of this
      Section 1.4, the term "NET WORKING CAPITAL" means the aggregate amount of the current assets of the Company MINUS the aggregate amount of the current liabilities of the Company, in each case as determined as of the
      Effective Date in accordance with generally accepted accounting principles in the United States applied consistently with past practices ("GAAP") and the guidelines attached hereto as EXHIBIT A (the "WORKING CAPITAL
      GUIDELINES").

            (b) PREPARATION OF PROPOSED CLOSING STATEMENT. Within sixty (60)
      days after the Effective Date, Buyer shall prepare and deliver to
      ChoicePoint, at the sole expense of Buyer, a closing statement of the
      Company as of the Effective Date (the "PROPOSED CLOSING STATEMENT"), which
      Proposed Closing Statement shall set forth in reasonable detail the proposed calculation of the Net Working Capital and shall be substantially in the form attached hereto as EXHIBIT B. Buyer shall make available to
      ChoicePoint for review and copying all books, records and work papers relating to the Proposed Closing Statement. The Proposed Closing Statement
      shall be prepared in accordance with the Working Capital Guidelines.

            (c) EXAMINATION OF STATEMENTS. ChoicePoint shall review the Proposed
      Closing Statement to confirm the accuracy thereof and of Buyer's calculation of the Net Working Capital, as applicable. If ChoicePoint fails to give Buyer written notice of any disputed amounts within forty-five (45) days after ChoicePoint receives the Proposed Closing
      Statement (the "REVIEW PERIOD") or if ChoicePoint gives Buyers written notice (the "ACCEPTANCE NOTICE") during the Review Period that ChoicePoint accepts the Proposed Closing Statement as being accurate, then the
      Proposed Closing Statement shall become the "Final Closing Statement" (as hereinafter defined) for purposes hereof as of the earlier of (i) the date
      Buyer receives the Acceptance Notice or (ii) the last day of the Review
      Period (the earlier of such dates being referred to herein as the
      "ACCEPTANCE DATE"). If ChoicePoint gives Buyer written notice of any disputed items within the Review Period, ChoicePoint and Buyer shall attempt in good faith to agree on any adjustments that should be made to the Proposed Closing Statement in order to reflect the Net Working
      Capital. If ChoicePoint and Buyer are unable to resolve any disputed amounts within sixty (60) days after ChoicePoint receives the Proposed
      Closing Statement, ChoicePoint and Buyer will engage the Atlanta, Georgia office of Ernst & Young LLP (or such other independent accounting firm of national standing that the parties shall mutually designate) (as applicable, the "AUDIT FIRM") to resolve any such disputed matters in accordance with the terms of this Agreement. The decision of the Audit
      Firm shall be made, if possible, within thirty (30) days after being engaged, and, in any event, shall be final and binding on the parties. The
      Proposed Closing Statement shall be revised, if necessary, to reflect the final determination of the Net Working Capital (the final form of the
      Proposed Closing Statement, including any revisions which are made thereto pursuant to this Section 1.4(c), is referred to herein as the "FINAL
      CLOSING STATEMENT"). Such revisions, if any, shall be made by Buyer within five (5) business days after any disputes with respect to the Proposed
      Closing Statement have been resolved in accordance with this Section
      1.4(c), and a copy of the Final Closing Statement shall be promptly delivered by Buyer to ChoicePoint. For purposes of this Section 1.4, the
      "FINAL DETERMINATION DATE" shall be deemed to be the earlier of (i) the
      Acceptance Date or (ii) the date as of which ChoicePoint receives the
      Final Closing Statement from Buyer pursuant to this Section 1.4(c).

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            (d) ADJUSTMENTS. The parties hereto acknowledge that the
      consideration being paid to ChoicePoint pursuant to Section 1.2 is based on the assumption that the Net Working Capital shall be $7,546,000 (the
      "ASSUMED WORKING CAPITAL"). Accordingly, the parties hereto agree that if the Net Working Capital as reflected on the Final Closing Statement is less than the Assumed Working Capital (the amount of such shortfall, if any, is hereinafter referred to as the "WORKING CAPITAL DEFICIT"),
      ChoicePoint shall pay to Buyer an amount equal to the Working Capital
      Deficit (such payment being hereinafter referred to as a "DEFICIT
      PAYMENT"). The Deficit Payment, if any, shall be paid to Buyer within ten
      (10) days of the Final Determination Date. If the Net Working Capital as
      reflected on the Final Closing Statement is greater than the Assumed
      Working Capital (the amount of such excess is hereinafter referred to as the "WORKING CAPITAL SURPLUS"), Buyer shall pay to ChoicePoint an amount equal to the Working Capital Surplus (such payment being hereinafter referred to as a "SURPLUS PAYMENT"). The Surplus Payment, if any, shall be paid by Buyer to ChoicePoint within ten (10) days of the Final
      Determination Date. Any adjustments pursuant to this Section 1.4 shall constitute adjustments to the Purchase Price for Tax (as hereinafter defined) purposes.

            (e) EXPENSES OF AUDIT FIRM. In the event the parties submit any unresolved objections to the Audit Firm for resolution as provided in
      Section 1.4(c) above, Buyer, on the one hand, and ChoicePoint, on the other hand, will bear responsibility for the fees and expenses of the
      Audit Firm with respect to this Section 1.4 as follows:

                  (i) If the Audit Firm resolves the remaining objections, based on aggregate dollar values involved with respect to such objections, in favor of ChoicePoint, Buyer will be responsible for all such fees and expenses of the Audit Firm;

                  (ii) If the Audit Firm resolves the remaining objections,
            based on aggregate dollar values involved with respect to such objections, in favor of Buyer, ChoicePoint will be responsible for all such fees and expenses of the Audit Firm; and

                  (iii) If the Audit Firm resolves the remaining objections, based on aggregate dollar values involved with respect to such objections, in a manner which evenly divides those values between
            Buyer and ChoicePoint, Buyer and ChoicePoint shall each be responsible for one-half of all such fees and expenses of the Audit
            Firm.

      SECTION 2.  CLOSING; FURTHER ASSURANCES; RELATED MATTERS.

      2.1   CLOSING. The closing of the transactions contemplated by this
Agreement (the "CLOSING") shall take place contemporaneously with the execution and delivery of this Agreement via facsimile or electronic transmission as of the Effective Date.

      2.2   INSTRUMENTS OF CONVEYANCE. At the Closing, ChoicePoint shall deliver any and all stock certificates representing the Shares to Buyer, duly endorsed in blank (or accompanied by duly executed stock powers).

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      2.3   FURTHER ASSURANCES. Each party hereto shall, on the Effective Date and from time to time thereafter, at any other party's reasonable request and without further consideration, execute and deliver to such other party such instruments of transfer, conveyance, and assignment in addition to those delivered pursuant to Section 2.2 as shall be reasonably requested to transfer, convey, and assign the Shares to Buyer and otherwise to effect the transactions contemplated by this Agreement.

      2.4   CORPORATE SERVICES. At the Closing, except as set forth in the
Transition Services Agreement (as hereinafter defined) all arrangements for the provision of data processing, accounting, insurance, treasury, human resources, employee benefit programs, legal, tax compliance, communications (data and voice), investor and media relations, real estate, corporate finance, payroll, and other similar services to the Company by ChoicePoint or any of its
Affiliates (as hereinafter defined) (other than the Company), including any agreements or understandings (written or oral) with respect thereto, shall terminate. It is expressly understood that title to all assets and other properties of ChoicePoint or its Affiliates (other than the Company) used to provide any such data processing, accounting, insurance, treasury, human resources, employee benefit programs, legal, tax compliance, communications
(data and voice), investor and media relations, real estate, corporate finance, payroll, and other similar services to the Company (the "EXCLUDED ASSETS") shall not be transferred to the Company or Buyer but shall be retained by ChoicePoint or its Affiliates. As used herein, "AFFILIATE" of any specified Person (as hereinafter defined) means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified
Person. For purposes of this Agreement, (a) "CONTROL", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise, (b) "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing, and (c) "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other entity or any government or any agency or political subdivision thereof.

      SECTION 3.  REPRESENTATIONS AND WARRANTIES OF CHOICEPOINT.

      Except as set forth in the disclosure schedules attached hereto (the
"DISCLOSURE SCHEDULE"), ChoicePoint hereby represents and warrants to Buyer as follows:

      3.1   ORGANIZATION. Each of ChoicePoint, Parent, and the Company is a
corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. The Company has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to transact business and is in good standing as a foreign entity in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect
(as hereinafter defined). As used in this Agreement, the term "MATERIAL ADVERSE
EFFECT" means any change or effect that is materially adverse to the financial condition, business, or results of operations of the Company, taken as a whole;
PROVIDED, HOWEVER, that a Material Adverse Effect shall not include any change in or effect upon the financial condition, business, or results of operations of the Company, directly or indirectly, arising out of, attributable to or as a consequence of: (a) conditions, events or circumstances affecting the forensics industry in general or the overall U.S. or global economy; (b) the effect of any

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war, act of terrorism, civil unrest or similar event; (c) any generally applicable change in law, rule or regulation or GAAP or interpretation thereof;
or (d) the announcement or consummation of either the execution of this
Agreement or the transactions contemplated hereunder.

      3.2   AUTHORIZATION. Each of ChoicePoint and Parent has the corporate power and authority to execute and deliver this Agreement and each other certificate, agreement, document or instrument to be executed and delivered by
ChoicePoint in connection with the transactions contemplated by this Agreement
(the "CHOICEPOINT ANCILLARY DOCUMENTS"), and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the
ChoicePoint Ancillary Documents and the performance by ChoicePoint and Parent of their respective covenants and agreements hereunder and thereunder have been duly and validly authorized by all necessary corporate action of ChoicePoint and
Parent. This Agreement and the ChoicePoint Ancillary Documents have been duly executed and delivered by ChoicePoint and Parent and constitute the valid and binding agreements of ChoicePoint and Parent, as applicable, enforceable against
ChoicePoint and Parent, as applicable, in accordance with their respective terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and
(b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      3.3   ABSENCE OF RESTRICTIONS AND CONFLICTS. Except as set forth in
SECTION 3.3 OF THE DISCLOSURE SCHEDULE, the execution, delivery, and performance of this Agreement and the ChoicePoint Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the ChoicePoint Ancillary
Documents, and the fulfillment of and compliance with the terms and conditions of this Agreement and the ChoicePoint Ancillary Documents do not violate or conflict with, constitute a breach of or default under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents or bylaws of ChoicePoint, Parent, or the Company, (b) any judgment, decree, or order of any court or governmental authority or agency to which
ChoicePoint, Parent, or the Company is a party or (c) any Company Contract (as hereinafter defined), excluding from the foregoing clause (c) any such violations, conflicts, breaches, defaults and rights that (i) would not have a
Material Adverse Effect or (ii) become applicable solely as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer. Except as set forth in SECTION 3.3 OF THE DISCLOSURE SCHEDULE, no consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental agency or public or regulatory unit, agency, body, or authority with respect to ChoicePoint, Parent or the Company is required in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

      3.4   CAPITALIZATION.

            (a) The authorized capital stock of the Company consists solely of
      1,000 shares of common stock, $1.00 par value per share. The Shares constitute all of the issued and outstanding capital stock of the Company.
      The Shares have been duly authorized, validly issued, fully paid,

                                      -5-

      nonassessable, and have not been issued in violation of preemptive rights.
      The Company does not own, beneficially or otherwise, directly or indirectly, any capital stock of, or other securities, equity or ownership interest in, nor does the Company have any obligation to form or participate in, any corporation, partnership or other Person.

            (b) ChoicePoint has good and marketable title to, and is the record owner of, the Shares, free and clear of any and all liens, pledges, leases, security interests, and encumbrances (hereinafter collectively referred to as "LIENS").

            (c) There are no subscriptions, options, convertible securities, calls, puts, rights, warrants, or other agreements, claims, or commitments of any nature whatsoever obligating the Company to purchase, redeem, issue, transfer, deliver, or sell, or cause to be purchased, redeemed, issued, transferred, delivered, or sold, additional shares or other securities of the Company. There are no dividends which have accrued or been declared but are unpaid on the shares or equity of the Company, and there are no stock appreciation, phantom stock, or similar rights with respect to the shares or equity of the Company.

      3.5   OWNERSHIP OF ASSETS AND RELATED MATTERS.

            (a) REAL PROPERTY.

                  (i) The Company does not currently own, and has not previously owned, any real property.

                  (ii) SECTION 3.5(A)(II) OF THE DISCLOSURE SCHEDULE sets forth a correct and complete list of all leases and agreements granting the Company possession of or rights to real property (the "REAL
            PROPERTY LEASES").

            (b) PERSONAL PROPERTY. SECTION 3.5(B) OF THE DISCLOSURE SCHEDULE
      sets forth a correct and complete list of all leases and agreements granting the Company possession of or rights to personal property and requiring lease payments in excess of $50,000 per annum (the "PERSONAL
      PROPERTY LEASES").

            (c) OWNERSHIP. Except as set forth in SECTION 3.5(C) OF THE
      DISCLOSURE SCHEDULE and except for (i) the Excluded Assets, (ii) assets leased under the Real Property Leases and the Personal Property Leases and
      (iii) software licensed to the Company, all assets which are material to the operation of the Business are owned by and in the possession of the
      Company, free and clear of all Liens (other than the (A) liens for utilities and current taxes not yet due and payable, (B) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business, (C)
      utility easements, covenants and restrictions of record, (D) zoning or similar laws, (E) Liens being contested in good faith, and (F) any other
      Liens that do not materially interfere with the operation of the Company
      (collectively, "PERMITTED LIENS")).

            (d) ASSETS. Except for the assets to be used in connection with the services provided pursuant to the Transition Services Agreement, the

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      assets owned by the Company constitute all of the assets necessary to, in all material respects, conduct the operations of the Business in the manner presently conducted by the Company.

      3.6   FINANCIAL STATEMENTS. ChoicePoint has delivered to Buyer the unaudited balance sheets and related unaudited annual statements of income of the Company as of and for the fiscal years ended December 31, 2005 and December
31, 2006 (the "FINANCIAL STATEMENTS"). Copies of the Financial Statements are
attached as SECTION 3.6 OF THE DISCLOSURE SCHEDULE. Except as noted in SECTION
3.6 OF THE DISCLOSURE SCHEDULE, the balance sheets included in the Financial
Statements fairly present, in all material respects, the financial position of the Company, as of the respective dates thereof, and the statements of income included in the Financial Statements fairly present, in all material respects, the results of operations of the Company for the respective periods set forth therein, in each case in accordance with GAAP.

      3.7   NO UNDISCLOSED LIABILITIES. Except as set forth in SECTION 3.7 OF
THE DISCLOSURE SCHEDULE, the Company does not have any liabilities as of the date hereof that would be required to be shown a balance sheet in accordance with GAAP, except (a) to the extent reflected in the Financial Statements, (b)
those liabilities expressly disclosed in this Agreement (including the schedules hereto), (c) those liabilities incurred in the ordinary course of business since
December 31, 2006, and (d) liabilities that would not, individually or in the aggregate, exceed $100,000.

      3.8   ABSENCE OF CERTAIN CHANGES. Except as set forth in SECTION 3.8 OF
THE DISCLOSURE SCHEDULE, since December 31, 2006, there has not been (a) any
Material Adverse Effect, (b) any damage, destruction, loss, or casualty to property or assets of the Company in excess of $50,000 in the aggregate, (c) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money, (d) any capital expenditure, or commitment for a capital expenditure, by the Company with an aggregate value in excess of $50,000, or (e)
any sale of assets, loan or contribution, or other intercompany transaction
(other than in the ordinary course of business consistent with past practice)
between or among the Company, on the one hand, and ChoicePoint or any of its
Affiliates, on the other hand. Except as expressly contemplated by this
Agreement, since December 31, 2006, the Company has (i) extended credit to customers, collected accounts receivable, and paid accounts payable and similar obligations in the ordinary course of business consistent with past practice and
(ii) conducted the Business in the ordinary course on a basis consistent with past practice and not engaged in any new line of business or entered into any agreement, transaction, or activity or made any commitment except those in the ordinary course of business.

      3.9   LEGAL PROCEEDINGS. Except as set forth in SECTION 3.9 OF THE
DISCLOSURE SCHEDULE, there are no suits, actions, claims, proceedings, or investigations pending or, or to knowledge of ChoicePoint, threatened against the Company before any court, arbitrator, or administrative or governmental body. Except as set forth in SECTION 3.9 OF THE DISCLOSURE SCHEDULE, there is no judgment, decree, injunction, rule or order of any governmental authority, arbitrator or mediator outstanding against the Company.

      3.10  LICENSES, PERMITS, AND COMPLIANCE WITH LAW.

            (a) The Company has all authorizations, approvals, licenses, permits, and orders of and from all governmental and regulatory offices

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      and bodies necessary to carry on the Business as it is currently being conducted, except where the failure to have such authorizations, approvals, licenses, permits, and orders would not have a Material Adverse
      Effect. The Company is in compliance in all material respects with all applicable laws, regulations, and administrative orders of any country, state, province, or municipality or of any subdivision thereof to which it is subject.

            (b) ENVIRONMENTAL MATTERS. Except as set forth in SECTION 3.10(B) OF
      THE DISCLOSURE SCHEDULE:

                  (i) The Company possesses, and is in compliance with, in all material respects, all material permits, licenses and government authorizations relating to protection of the environment, pollution control and hazardous materials ("ENVIRONMENTAL LAWS") applicable to the Company;

                  (ii) The Company has not received notice that the Company is subject to any pending claim incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company, its employees, agents or representatives or, to the knowledge of ChoicePoint, arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property from which any hazardous materials were released into the environment;

                  (iii) The Company has not entered into or agreed to enter into any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of hazardous materials under any applicable Environmental Law; and

                  (iv) The Company has not paid any fine, penalty or assessment within the prior five (5) years with respect to environmental matters.

      3.11  COMPANY CONTRACTS. SECTION 3.11 OF THE DISCLOSURE SCHEDULE sets forth a correct and complete list of all Company Contracts (as hereinafter defined). Except to the extent prohibited by law, correct and complete copies of all Company Contracts have been made available to Buyer. To the knowledge of
ChoicePoint, there are no existing material defaults under any Company
Contracts. "COMPANY CONTRACTS" means the following contracts, agreements, commitments, arrangements, understandings, or other instruments (in each case whether oral or written, but only to the extent legally binding) to which the
Company is a party (excluding any insurance contracts):

            (a) the Real Property Leases and the Personal Property Leases;

            (b) Indentures, security agreements, or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of Liens;

            (c) Management, employment, or consulting agreements, or
      arrangements or agreements related to temporary services of any kind that require payments greater than $50,000 annually;

                                      -8-

            (d) Union or other collective bargaining agreements;

            (e) Sales agency, manufacturer's representative, and distributorship agreements or other distribution or commission arrangements requiring payments in excess of $50,000 per annum;

            (f) Licenses of patent, trademark, software (excluding standard "off the shelf" software or software with annual license payments less than
      $25,000 per license), copyrights, know-how, and other intellectual property rights requiring payments in excess of $100,000 per annum;

            (g) Agreements, orders, or commitments, not made in the ordinary course of business, for the purchase of services, materials, supplies, or products from any single supplier for an amount in excess of $100,000 per annum;

            (h) Agreements, orders, or commitments, not made in the ordinary course of business, for the sale of products or services to any single customer for an amount in excess of $100,000 per annum;

            (i) Agreements for capital expenditures in excess of $100,000 for any single project;

            (j) Agreements which, by their terms, prohibit or restrict the ability of the Company to compete or solicit customers anywhere in the world;

            (k) Agreements relating to the acquisition or sale of any company, business, division, or other enterprise, whether in the form of stock purchase, asset acquisition, or otherwise; or

            (l) Other than as addressed above, other agreements, contracts, and commitments that involve payments or receipts of more than $100,000 per annum and that were entered into other than in the ordinary course of business (but excluding any insurance contracts).

      3.12  TAX RETURNS; TAXES. Except as set forth in SECTION 3.12 OF THE
DISCLOSURE SCHEDULE:

            (a) Either ChoicePoint, its Affiliates, or the Company (i) has
      timely filed or caused to be filed on a timely basis with the appropriate taxing authorities all material Tax Returns (as hereinafter defined)
      required to be filed by or with respect to the Company, and (ii) has paid or made adequate provision for the payment of all Taxes shown to be due on such Tax Returns. Such Tax Returns are correct and complete in all material respects.

            (b) There are no liens for Taxes with respect to the assets of the
      Company (except for statutory liens for current taxes not yet delinquent).
      None of the Tax Returns applicable to the Company is currently being audited or examined by any taxing authority. There is no material unpaid tax deficiency, determination or assessment currently outstanding against

                                      -9-

      the Company. There are no outstanding agreements or waivers extending the statute of limitations relating to the assessment of Taxes applicable to the Company.

            (c) For purposes of this Agreement:

                  (i) "TAX" means any federal, state, provincial, local, or
            foreign income, gross receipts, license, payroll, employment, excise, severance, escheat, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, profits, withholding, social security, unemployment, workers'
            compensation, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not;
            and

                  (ii) "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

      3.13  ERISA AND RELATED MATTERS.

            (a) SECTION 3.13 OF THE DISCLOSURE SCHEDULE lists all deferred compensation, pension, profit-sharing, and retirement plans, and all bonus, welfare, severance pay, and other "employee benefit plans" (as defined in Section 3(3) of ERISA), fringe benefit or stock option plans, including individual contracts, employee agreements, programs, or arrangements, providing the same or similar benefits, whether or not written, which are participated in, or maintained by the Company or with respect to which contributions are made or obligations assumed by the
      Company in respect of the Company (including health, life insurance, and other benefit plans maintained for former employees or retirees). Said plans or other arrangements are sometimes individually referred to in this
      Agreement as a "COMPANY BENEFIT PLAN" and sometimes collectively referred to in this Agreement the "COMPANY BENEFIT PLANS."

            (b) The Company has fulfilled its obligations, to the extent applicable, under the minimum funding requirements of Section 302 of ERISA and Section 412 of the Code, with respect to each "employee benefit plan"
      (as defined in Section 3(3) of ERISA) appearing in SECTION 3.13 OF THE
      DISCLOSURE SCHEDULE. Each Company Benefit Plan is in substantial compliance with, and has been administered in all material respects consistent with, the presently applicable provisions of ERISA, the Code, and state law including but not limited to the satisfaction of all applicable reporting and disclosure requirements under the Code, ERISA, and state law.

            (c) No "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred in respect of any such Company
      Benefit Plan which would have a Material Adverse Effect, and no civil or criminal action brought pursuant to Part 5 of Title I or ERISA is pending or, to the knowledge of ChoicePoint, is threatened in writing or orally against any fiduciary of any such plan.

                                      -10-

            (d) Neither the Company nor any entity that is treated as a single employer with the Company pursuant to Section 414(b), (c), (m), or (o) of the Code currently maintains or contributes to any Company Benefit Plan that is subject to Title IV of ERISA, nor has previously maintained or contributed to any such plan that has resulted in any liability. As of the date hereof, there is no outstanding unpaid minimum funding waiver within the meaning of Code Section 412(d).

            (e) Neither the Company nor any employer referred to in Section
      3.13(d) above maintains, or has contributed within the past five (5) years to, any multiemployer plan within the meaning of Sections 3(37) or
      4001(a)(3) of ERISA. No such employer currently has any liability to make withdrawal liability payments to any multiemployer plan. There is no pending dispute between any such employer and any multiemployer plan concerning payment of contributions or payment of withdrawal liability payments.

For purposes of this Agreement, "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder and "CODE" means the Internal
Revenue Code of 1986, as amended from time to time, and any regulations or published ruling promulgated or issued thereunder.

      3.14  LABOR MATTERS.

            (a) SECTION 3.14(A) OF THE DISCLOSURE SCHEDULE sets forth a correct and complete list, as of the date listed therein, of all employees of the
      Business (each, a "BUSINESS EMPLOYEE" and, collectively, the "BUSINESS
      EMPLOYEES"), together with their respective job titles, dates of hire, and current base salary or hourly rate.

            (b) There are no controversies pending or, to the knowledge of
      ChoicePoint, threatened, between the Company and any of its employees, which controversies have had or are reasonably likely to have a Material
      Adverse Effect.

      3.15  INTELLECTUAL PROPERTY. SECTION 3.15 OF THE DISCLOSURE SCHEDULE sets forth a correct and complete list of: (a) all patents, trade secrets, trademarks, and trade names (including all federal, state, and foreign registrations pertaining thereto) and all copyright registrations owned by the
Company and material to the operation of the Business (collectively, the
"PROPRIETARY INTELLECTUAL PROPERTY"); and (b) all patents, trademarks, trade names, copyrights, technology, and processes that are used by the Company pursuant to a license granted by a third party and material to the operation of the Business (except for licenses of "off the shelf" software and licenses of software requiring payments per license of less than $10,000 per year)
(collectively, the "LICENSED INTELLECTUAL PROPERTY", and, together with the
Proprietary Intellectual Property, the "INTELLECTUAL PROPERTY"). To the
knowledge of ChoicePoint, no claims are pending against the Company by any
Person with respect to the use of any Intellectual Property or challenging or questioning the validity or enforceability of any license or agreement relating to the same. To the knowledge of ChoicePoint, the current use by the Company of the Intellectual Property does not infringe in any material respect on the rights of any third party.

      3.16  CUSTOMERS; SUPPLIERS.

                                      -11-

            (a) SECTION 3.16(A) OF THE DISCLOSURE SCHEDULE sets forth the customers of the Business that accounted for billed revenue for calendar year 2006 of greater than $250,000. Except as noted in SECTION 3.16(A) OF
      THE DISCLOSURE SCHEDULE, since December 31, 2006, none of such customers has canceled or terminated its relationship with the Company or notified the Company in writing of any intention to cancel or terminate its relationship with the Company.

            (b) SECTION 3.16(B) OF THE DISCLOSURE SCHEDULE sets forth the suppliers of the Business that accounted for total net sales to the
      Business for calendar year 2006 of greater than $100,000. Except as noted
      in SECTION 3.16(B) OF THE DISCLOSURE SCHEDULE, since December 31, 2006, none of such suppliers has canceled or terminated its relationship with the Company or notified the Company in writing of any intention to cancel or terminate its relationship with the Company.

      3.17  BROKERS, FINDERS, AND INVESTMENT BANKERS. Other than Genesis
Capital, LLC (whose fees and expenses shall be paid by ChoicePoint), none of
ChoicePoint, Parent, or the Company has engaged any broker, finder, investment banker, or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders' fees, or other similar fees in connection with the transactions contemplated by this Agreement.

      3.18  BOOKS AND RECORDS. The books of account and other financial records of the Company are materially complete and correct and have been maintained in accordance with reasonable business practices.

      3.19  PREPAYMENTS AND DEPOSITS. SECTION 3.19 OF THE DISCLOSURE Schedule
sets forth a materially complete and materially accurate list of prepayments or deposits from customers of the Business for services to be performed after the
Closing that have been received by the Company as of the date hereof.

      SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.

      Buyer hereby represents and warrants to ChoicePoint as follows:

      4.1   ORGANIZATION. Buyer is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

      4.2   AUTHORIZATION. Buyer has the corporate power and authority to execute and deliver this Agreement and each other certificate, agreement, document or instrument to be executed and delivered by Buyer in connection with the transactions contemplated by this Agreement (the "BUYER ANCILLARY
DOCUMENTS"), and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Buyer Ancillary Documents and the performance by Buyer of its covenants and agreements hereunder and thereunder have been duly and validly authorized by all necessary corporate action of Buyer. This Agreement and the Buyer Ancillary Documents have been duly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter

                                      -12-

in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      4.3   ABSENCE OF RESTRICTIONS AND CONFLICTS. The execution, delivery, and performance of this Agreement and the Buyer Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Buyer
Ancillary Documents, and the fulfillment of and compliance with the terms and conditions of this Agreement and the Buyer Ancillary Documents do not violate or conflict with, constitute a breach of or default under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents or bylaws of Buyer, (b) any contract, agreement or commitment to which
Buyer is bound, or (c) any judgment, decree, or order of any court or governmental authority or agency to which Buyer is a party. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental agency or public or regulatory unit, agency, body, or authority with respect to Buyer is required in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

      4.4   BROKERS, FINDERS, AND INVESTMENT BANKERS. Buyer has not engaged any broker, finder, investment banker, or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders' fees, or other similar fees in connection with the transactions contemplated by this Agreement.

      4.5   PURCHASE FOR INVESTMENT.

            (a) Buyer is acquiring the Shares solely for investment for its own account and not with the view to, or for resale in connection with, any
      "distribution" (as such term is used in Section 2(11) of the Securities
      Act of 1933, as amended (the "SECURITIES ACT")) thereof. Buyer understands that the Shares have not been registered under the Securities Act or any state or foreign securities laws by reason of specified exemptions therefrom that depend upon, among other things, the BONA FIDE nature of its investment intent as expressed herein and as explicitly acknowledged hereby and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act or under applicable state or foreign law unless an applicable exemption from registration is available.

            (b) Buyer is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

      4.6   LITIGATION. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Buyer, threatened against Buyer, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict Buyer's ability to consummate the transactions contemplated hereby.

      4.7   AVAILABILITY OF FUNDS. Buyer has sufficient available funds to pay the Purchase Price and to pay any other amounts payable by Buyer pursuant to this Agreement.

      SECTION 5.  ADDITIONAL COVENANTS AND AGREEMENTS.

                                      -13-

      5.1   FEES AND EXPENSES. Except as otherwise set forth in this Agreement,
ChoicePoint will pay all costs and expenses incurred by ChoicePoint, Parent, or the Company in connection with the transactions contemplated by this Agreement
(including, without limitation, attorneys' and accountants' fees and expenses).
Except as otherwise set forth in this Agreement, Buyer shall bear all such costs and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement (including, without limitation, attorneys' and accountants'
fees and expenses).

      5.2   CONFIDENTIALITY. Each of Buyer and ChoicePoint covenants and agrees that neither it nor any of its respective Affiliates shall at any time disclose, directly or indirectly, any of the terms or conditions of this Agreement or make any public announcements regarding this Agreement or the transactions contemplated by this Agreement to the financial community, government agencies, employees, or the general public, except (a) with the other party's prior written consent, (b) as required by the Securities Exchange Act of 1934, as amended, or any applicable stock exchange rules, (c) as otherwise required by applicable law, in which case the disclosing party shall give prompt written notice to the non-disclosing party of such requirement and shall cooperate with the non-disclosing party so that the non-disclosing party may seek a protective order or other appropriate remedy, or (d) in connection with the enforcement of its rights or satisfaction of its obligations hereunder. Buyer and ChoicePoint shall cause its advisors or other representatives to comply with this Section
5.2.

      5.3   EMPLOYEES; EMPLOYEE BENEFITS.

            (a) For the period beginning on the Effective Date and ending no earlier than the first (1st) anniversary of the Effective Date, Buyer shall, or shall cause the Company to, provide each Business Employee with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to each such Business
      Employee immediately prior to the Closing (excluding special retention and other similar bonuses paid or payable with respect to arrangements established to ensure continuity of employment arising from this transaction), provided that (i) Buyer, in providing such substantially comparable compensation and benefits, shall not be required to provide or maintain any particular plan or benefit which was provided to or maintained for Business Employees prior to the Closing and (ii) nothing herein shall be deemed to create anything other than an "at will"
      employment relationship between the Buyer, the Company or any Affiliate thereof, on the one hand, and any Business Employee, on the other hand.
      Buyer shall treat all service completed by a Business Employee with the
      Company or any Affiliate thereof, and any predecessor thereto, the same as service completed with Buyer for all purposes, including waiting periods relating to preexisting conditions under medical plans, vacations, severance pay, eligibility to participate in, vesting or payment of benefits under, and eligibility for early retirement or any subsidized benefit provided for under any employee benefit plan (including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of
      ERISA) maintained by Buyer on or after the Effective Date in which a
      Business Employee participates, except for purposes of computing benefits under the accrued benefit formula in a pension plan (as defined in Section
      3(2) of ERISA).

                                      -14-

            (b) After the Effective Date, Buyer shall be responsible for, and shall indemnify and hold harmless ChoicePoint and its Affiliates and their officers, directors, employees, Affiliates and agents and the fiduciaries
      (including plan administrators) of the Company Benefit Plans, from and against, any and all claims, losses, damages, costs and expenses
      (including, without limitation, attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, bonuses, commissions, vacation entitlements and other benefits accrued by the Company but unpaid as of the Closing to the extent accrued for on the Final Closing Statement, and (ii) any claims of, or damages or penalties sought by, any Business Employee, or any governmental entity on behalf of or concerning any Business Employee, with respect to any act or failure to act by Buyer to the extent arising from the employment, discharge, layoff or termination of any Business Employee.

            (c) Prior to the Effective Date, ChoicePoint shall be responsible for, and shall indemnify and hold harmless Buyer and its Affiliates and their officers, directors, employees, Affiliates and agents and the fiduciaries (including plan administrators) of the Company Benefit Plans, from and against, any and all claims, losses, damages, costs and expenses
      (including, without limitation, attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, bonuses, commissions, vacation entitlements and other benefits not accrued by the Company and unpaid as of the Closing to the extent not accrued for on the Final Closing Statement, and (ii) any claims of, or damages or penalties sought by, any Business Employee, or any governmental entity on behalf of or concerning any Business Employee, with respect to any act or failure to act by ChoicePoint to the extent arising from the employment, discharge, layoff or termination of any Business Employee.

            (d) Notwithstanding anything herein to the contrary, any liabilities or obligations relating to the additional compensation to be paid to certain employees of the Company pursuant to those certain retention agreements executed by ChoicePoint and certain Business Employees (the
      "RETENTION AGREEMENTS") relating to the potential sale of the Business will be retained by ChoicePoint. ChoicePoint agrees to perform and discharge its obligations under the Retention Agreements, and ChoicePoint shall not amend, waive, modify or supplement any provision of the
      Retention Agreements without the prior written consent of Buyer.

      5.4   USE OF CORPORATE NAMES AND TRADEMARKS.

            (a) The parties acknowledge that ChoicePoint is retaining all rights with respect to the name "ChoicePoint" and all derivations and logos thereof (collectively, the "CHOICEPOINT MARKS"). As soon as reasonably practicable after the Effective Date, but in any event within thirty (30)
      days after the Effective Date, Buyer will, at its own expense, (i) remove any and all exterior signs and other identifiers located on the Company's property or premises that refer or pertain to or that include the
      ChoicePoint Marks, and (ii) remove from all of the Company's letterhead, envelopes, invoices, supplies, labels, web site publications and other communications media of any kind, all references to the ChoicePoint Marks.

                                      -15-

            (b) The parties acknowledge that as of and after the Closing, Buyer shall own all rights of ChoicePoint and its Affiliates with respect to the name "Bode" or "Bode Technology" and all derivations and logos thereof
      (collectively, the "BODE MARKS"). After the Closing, ChoicePoint shall not use any trade name, trademark, service mark, or domain name that is the same as, or is reasonably likely to cause confusion with, the Bode Marks.

      5.5   LEASE GUARANTY. Buyer shall use its commercially reasonable best efforts to have Parent released from the Real Property Lease guaranty executed by Parent set forth on SCHEDULE 5.5 (the "LEASE GUARANTY") as promptly as possible, but in no event later than ninety (90) days after the Effective Date, and, Buyer shall indemnify and hold harmless Parent from and against any liability which Parent may have with respect to the Lease Guaranty.

      5.6   RETENTION OF RECORDS. Buyer agrees that it will maintain, for at least seven (7) years or such longer time as may be required by law (the
"RETENTION PERIOD"), the books, records and documents of the Company existing as of the Effective Date. During normal business hours, Buyer shall afford
ChoicePoint and its representatives full access, for reasonable purposes, to such books, record and documents at all times during the Retention Period.
ChoicePoint agrees that it will maintain, for the Retention Period, the books, records and documents solely relating to the Company existing as of the
Effective Date that are not property of the Company. During normal business hours, ChoicePoint shall afford Buyer and its representatives full access, for reasonable purposes, to such books, record and documents at all times during the
Retention Period.

      5.7   AUDITED FINANCIALS. Buyer has engaged Marcum & Kliegman LLP (the
"CPA FIRM"), and ChoicePoint has consented to such engagement, to audit the
Financial Statements, a draft of which is being delivered contemporaneously with the execution of this Agreement (the "DRAFT AUDITED FINANCIAL Statements"). The
parties acknowledge that Buyer intends to prepare, or cause to be prepared, final audited balance sheets and related audited annual statements of income of the Company as of and for the fiscal years ended December 31, 2005 and December
31, 2006 and for the period from January 1, 2007 to the Effective Date (the
"FINAL AUDITED FINANCIAL STATEMENTS"), which shall meet the standards required by the Securities and Exchange Commission for use in Buyer's Form 8-K and other filings by Buyer as required by the Securities and Exchange Commission. For a period of ninety (90) days following the Effective Date, ChoicePoint agrees to use reasonable efforts to cooperate with and assist Buyer and the CPA Firm in connection with the preparation of the Final Audited Financial Statements. The costs of the CPA Firm relating to the Draft Audited Financial Statements and the
Final Audited Financial Statements shall be borne equally by ChoicePoint and
Buyer.

      5.8   LIMITED REPRESENTATIONS AND WARRANTIES.

            (a) Buyer acknowledges that, except as expressly set forth in this
      Agreement, none of ChoicePoint, ChoicePoint's Affiliates, the Company, or
      any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the Business, and further agrees, except as expressly set forth in this Agreement, none of ChoicePoint, ChoicePoint's Affiliates, the Company, or any other Person will be subject to any liability to Buyer

                                      -16-

      or any other Person resulting from the distribution to Buyer, or Buyer's use of, any such information, including, without limitation, any information document or material made available to Buyer or its representatives in any "data room," management presentations or any other form in expectation of the transactions contemplated by this Agreement.

            (b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET
      FORTH IN SECTIONS 3 AND 5, NONE OF CHOICEPOINT, CHOICEPOINT'S AFFILIATES,
      OR THE COMPANY MAKES ANY REPRESENTATION OR WARRANTY EXPRESS OR IMPLIED, AT
      LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ANY OF THE ASSETS,
      LIABILITIES OR OPERATIONS OF THE COMPANY.

      SECTION 6.  RESTRICTIVE COVENANTS.

      6.1   DEFINITIONS.  For the purposes of this section:

            (a) "COMPANY ACTIVITIES" means, except as hereinafter provided in this Section 6.1(a), the business of providing forensic DNA analysis, proprietary DNA collection products, and DNA related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations.

            (b) "NONCOMPETITION PERIOD" means the period beginning on the
      Effective Date and ending on the third (3rd) anniversary of the Effective
      Date;

            (c) "NONSOLICITATION PERIOD" means the period beginning on the
      Effective Date and ending on the first (1st) anniversary of the Effective
      Date;

            (d) "PERMITTED ACTIVITIES" means any activities related to any business, other than the Business, that ChoicePoint currently conducts or, except with respect to activities which would constitute Company
      Activities, may hereafter conduct; and

            (e) "TERRITORY" means the United States of America, such area being where customers and actively sought prospective customers of the Business are located.

      6.2   NONCOMPETITION.

            (a) ACKNOWLEDGMENT. ChoicePoint acknowledges that the Company conducts the Company Activities throughout the Territory and that to protect adequately the interest of Buyer in the Business and goodwill of the Company, it is essential that any noncompetition covenant with respect thereto cover all Company Activities and the entire Territory for the duration of the Noncompetition Period.

            (b) NONCOMPETITION COVENANT. ChoicePoint hereby agrees that it, and its majority-owned subsidiaries, will not, during the Noncompetition
      Period, directly or indirectly, conduct Company Activities in the
      Territory or otherwise engage in, or have an equity, debt or profit interest in, any business that conducts any Company Activities in the
      Territory. Notwithstanding anything in this Agreement to the contrary, (i)

                                      -17-

      ChoicePoint may acquire up to five percent (5%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market, and (ii) ChoicePoint may conduct the
      Permitted Activities at any time, including during the Noncompetition
      Period. Buyer acknowledges that in the course of acquiring business entities or assets ("ACQUIRED Entities"), ChoicePoint may wish to acquire an Acquired Entity that engages in the Company Activities as part of its business activities. Buyer agrees that, subject to the remaining provisions of this Section 6.2(b), nothing in this Agreement shall prevent
      ChoicePoint from acquiring (and, thereafter, owning and operating) an
      Acquired Entity during the Noncompetition Period that engages in the
      Company Activities in the Territory, provided that the revenues derived from the Company Activities in the Territory by the Acquired Entity at the
      time of such acquisition do not exceed thirty percent (30%) of the total revenue of the Acquired Entity during the twelve month period immediately prior to such acquisition.

      6.3   NONSOLICITATION OF COMPANY EMPLOYEES. ChoicePoint hereby agrees that it will not, during the Nonsolicitation Period, directly or indirectly, recruit or solicit or attempt to hire, recruit or solicit, on behalf ChoicePoint or any other Person, any individual who is an employee of the Company on the date hereof; PROVIDED, HOWEVER, that nothing in this Section 6.3 shall not prohibit
(a) the placing of any advertisements for positions to members of the public generally, such as through newspapers or magazines (including industry-specific magazines), radio, television or direct mail, (b) the recruitment, solicitation or attempt to hire of any individual whose employment with the Company or its
Affiliates (including Buyer) terminated prior to commencement of employment discussions, or (c) the recruitment, solicitation or attempt to hire of the individuals set forth in SECTION 6.3 OF THE DISCLOSURE SCHEDULE.

      6.4   SEVERABILITY. If a judicial determination is made that any of the provisions of this Section 6 constitutes an unreasonable or otherwise unenforceable restriction against ChoicePoint, the provisions of this Section 6 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable with respect to
ChoicePoint. In this regard, ChoicePoint hereby agrees that any judicial authority construing this Section 6 shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 6, and to apply the provisions of this Section 6 to the remaining portion of the Territory, the remaining business activities, and the remaining time period not so severed by such judicial authority.

      6.5   INJUNCTIVE RELIEF. ChoicePoint hereby agrees that any remedy at law for any breach of the provisions contained this Section 6 shall be inadequate and that Buyer shall be entitled to seek injunctive relief in addition to any other remedy Buyer might have under this Section 6.

      SECTION 7. CONTEMPORANEOUS ACTIONS. Contemporaneously with the execution of this Agreement, the following actions have been taken:

      7.1   STOCK CERTIFICATES. ChoicePoint has delivered all stock certificates representing the Shares to Buyer, duly endorsed in blank (or accompanied by duly executed stock powers).

                                      -18-

      7.2   PURCHASE PRICE. Buyer has paid the Purchase Price to ChoicePoint by wire transfer of immediately available funds to the account set forth in Section
1.3.

      7.3   RESIGNATIONS OF DIRECTORS AND OFFICERS. The persons holding the positions of a director or officer of the Company, in office immediately prior to the Closing, have resigned from such positions in writing effective as of the
Closing.

      7.4   TRANSITION SERVICES AGREEMENT. The Company and ChoicePoint have executed and delivered the transition services agreement (the "TRANSITION
SERVICES AGREEMENT") in the form attached hereto as EXHIBIT C hereto.

      SECTION 8.  INDEMNIFICATION.

      8.1   INDEMNIFICATION OBLIGATIONS OF CHOICEPOINT. ChoicePoint shall indemnify, defend, and hold harmless Buyer and its successors and assigns
(collectively, the "BUYER INDEMNIFIED PARTIES") from, against, and in respect of any and all Losses (as hereinafter defined) arising out of or relating to:

            (a) any breach or inaccuracy of any representation or warranty made by ChoicePoint in Sections 3 and 5 hereof (but excluding Section 3.12, which is covered in Section 9.7); and

            (b) any breach of any covenant, agreement, or undertaking made by
      ChoicePoint in this Agreement (but excluding Section 9, which is covered in Section 9.7).

      For purposes of this Section 8, "LOSS" or "LOSSES" shall mean any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments, and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation, and reasonable attorneys' and accountants' fees and expenses). The Losses described in this
Section 8.1 as to which the Buyer Indemnified Parties are entitled to indemnification are hereinafter referred to, collectively, as "BUYER LOSSES."

      8.2   INDEMNIFICATION OBLIGATIONS OF BUYER. Buyer shall indemnify, defend and hold harmless ChoicePoint and its successors and assigns (collectively, the
"CHOICEPOINT INDEMNIFIED PARTIES") from, against, and in respect of any and all
Losses arising out of or relating to:

            (a) any breach or inaccuracy of any representation or warranty made by Buyer in Section 4;

            (b) any breach of any covenant, agreement, or undertaking made by
      Buyer in this Agreement; and

            (c) any liabilities relating to the conduct or operation of the
      Business after the Closing.

      8.3   INDEMNIFICATION PROCEDURE.

                                      -19-

            (a) Promptly after receipt by a Buyer Indemnified Party or a
      ChoicePoint Indemnified Party (hereinafter referred to as, collectively, an "INDEMNIFIED PARTY") of notice by a third party of any claim or the commencement of any action or proceeding with respect to which such
      Indemnified Party may be entitled to receive payment from any other party for any Losses (ignoring, for this purpose, the Threshold Amount (as hereinafter defined)), such Indemnified Party shall, within ten (10) days, notify Buyer or ChoicePoint, as the appropriate indemnifying party or representative thereof (the "INDEMNIFYING PARTY"), of such claim or of the commencement of such action or proceeding; PROVIDED, HOWEVER, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying
      Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying
      Party results in the forfeiture by the Indemnifying Party of any rights or defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter, to assume the responsibility and defense of such action or proceeding, including the engagement of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the responsibility and defense of the action or proceeding and to employ counsel reasonably satisfactory to the
      Indemnified Party, in either case within such 20-day period, then such
      Indemnified Party may employ counsel to represent or defend it in any such action or proceeding, and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, HOWEVER, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the
      Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action, the defense of which it is maintaining, and to cooperate in good faith with each other with respect to the defense of any such action.

            (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the
      Indemnifying Party, unless such settlement, compromise, or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim and is not conditioned upon the payment of any amount by the Indemnifying Party (or for which indemnification may be sought hereunder), or does not contain or result in any restriction, interference, or condition that would apply to such
      Indemnifying Party or its Affiliates or to the conduct of any of their respective businesses (whether through injunctive or equitable relief or otherwise). An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment

                                      -20-

      concurrently with the effectiveness thereof; (ii) the terms or effect of the settlement shall not encumber any of the assets of any Indemnified
      Party or any Affiliate thereof, or contain or result in any restriction, interference or condition that would apply to such Indemnified Party or its Affiliates or to the conduct of any of their respective businesses;
      and (iii) the Indemnifying Party shall obtain, as a condition of such settlement, a complete unconditional release of each Indemnified Party.

            (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the
      Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement or in accordance with Section 10.8 hereof)
      and, within five (5) business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the
      Indemnified Party immediately available funds in an amount, if any, equal to such claim as determined hereunder.

      8.4   CLAIMS PERIOD. For purposes of this Agreement, a "CLAIMS PERIOD"
shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party, which period shall (a) begin on the Effective Date and (b) terminate as follows:

                  (i) with respect to Losses arising under Section 8.1(a) or
            Section 8.2(a) hereof, the Claims Period shall terminate on the first (1st) anniversary of the Effective Date; and

                  (ii) with respect to all other Losses, the Claims Period shall extend indefinitely, except as limited by law (including by applicable statutes of limitations).

      Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

      8.5   THRESHOLD AMOUNT; LIMITATION AMOUNT. Notwithstanding anything to the contrary set forth herein, ChoicePoint shall be liable for Buyer Losses arising under Section 8.1(a) only to the extent that any such Losses exceed, in the aggregate, $125,000 (the "THRESHOLD AMOUNT"), and such liability shall be only for amounts which, in the aggregate, are in excess of the Threshold Amount, and in no event shall the aggregate liability of ChoicePoint under Section 8.1(a)
exceed $5,000,000 (the "LIMITATION AMOUNT"). Notwithstanding the foregoing,
Losses arising under Section 8.1(b) or pursuant to any matter constituting fraud under applicable law by ChoicePoint shall not be subject to the Threshold Amount or the Limitation Amount.

      8.6   LIMITATIONS ON INDEMNIFICATION. Notwithstanding anything contained herein to the contrary:

                                      -21-

            (a) The amount of Losses to which an Indemnified Party may be entitled to be indemnified against and reimbursed for under this Section 8 shall be (i) reduced by any indemnity or other recovery under any contract between an Indemnified Party and any third party, (ii) reduced by any insurance proceeds received by an Indemnified Party with respect to such
      Losses, and (iii) reduced by the net present value of any tax benefits reasonably expected to be derived by an Indemnified Party as a result of such Losses. The parties shall cooperate with each other with respect to making claims under any contracts between the Company and any third parties, which contracts provide indemnification or similar rights for the benefit of the Company. Such cooperation shall include making all reasonable claims and demands against any such third parties and pursuing such claims and demands in a commercially reasonable and timely manner.

            (b) If the Indemnifying Party makes any payment under this Section 8 with respect to any Losses, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or other party with respect to such Losses, and the
      Indemnified Party shall assign to the Indemnifying Party any and all rights with respect to which and to the extent to which indemnification shall have been sought or made under this Agreement, and the Indemnified
      Party shall not take any action which directly or indirectly would affect such claims that the Indemnifying Party may have with respect thereto and shall cooperate fully with the Indemnified Party in pursuing such claims.

            (c) No Indemnifying Party shall be liable hereunder for any special, incidental, indirect or consequential damages of any kind or nature, including lost profits or loss of opportunity.

            (d) Attorney, consultant, and other professional fees and
      disbursements incurred by an Indemnified Party in connection with this
      Section 8 shall be reasonable and based only on time actually spent which shall be charged at no more than such professional's standard hourly rate.

      8.7   EXCLUSIVE REMEDY. Except (a) as provided in Section 9 and (b) for a breach of any representation, warranty, or covenant as a result of any matter constituting fraud under applicable law, following the Closing, the indemnification provisions of this Section 8 shall be the exclusive remedy of the parties hereto against any other party with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby.

      SECTION 9.  TAX MATTERS.

      9.1   PREPARATION AND FILING OF TAX RETURNS. ChoicePoint will prepare and timely file, or will cause to be prepared and timely filed, all appropriate
Federal, state, provincial, local and foreign Tax Returns in respect of the
Company that (a) are required to be filed on or before the Effective Date or (b)
are required to be filed after the Effective Date and (i) are Consolidated Tax
Returns (as hereinafter defined) or (ii) are with respect to Income Taxes (as hereinafter defined) and are required to be filed on a separate Tax Return basis for any Tax period ending on or before the Effective Date. Buyer will prepare or cause to be prepared and will timely file or cause to be timely filed all other
Tax Returns required of Buyer and its subsidiaries and Affiliates (including the

                                      -22-

Company), or in respect of their assets or activities. Any such Tax Returns that include periods ending on or before the Effective Date or that include the activities of the Company prior to the Effective Date will, insofar as they relate to the Company, be on a basis consistent with the last previous such Tax
Returns filed in respect of the Company, unless ChoicePoint or Buyer, as the case may be, reasonably concludes, and notifies the other party in writing, that there is no reasonable basis for such position. None of Buyer or its Affiliates will file any amended Tax Returns for any periods for or in respect of the
Company (or its assets or activities) with respect to which Buyer is not obligated to prepare or cause to be prepared the original such Tax Returns pursuant to this Section 9.1 without the prior written consent of ChoicePoint, which shall not be unreasonably withheld or delayed.

      9.2   PAYMENT OF TAXES.

            (a) ChoicePoint shall timely pay or cause to be paid (a) all Income
      Taxes, and all Taxes shown as due other than Income Taxes, with respect to
      Tax Returns which ChoicePoint is obligated to prepare and file or cause to be prepared and filed pursuant to Section 9.1 and (b) all Taxes other than
      Income Taxes due on or before the Effective Date for which no Tax Return is required to be filed, except, in each case, to the extent the liability for such Taxes was accrued on the Final Closing Statement. Buyer shall pay or cause to be paid (a) all Income Taxes shown as due with respect to Tax
      Returns which Buyer is obligated to prepare and file or cause to be prepared and filed pursuant to Section 9.1 and (b) all Taxes owed by the
      Company other than Taxes described in the preceding sentence of this
      Section 9.2.

            (b) With respect to each Tax liability, calculated pursuant to the provisions of Section 9.7(d), due for a taxable period that includes (but does not end on) the Effective Date (a "STRADDLE Period"), ChoicePoint
      shall, upon receipt of a reasonably documented request from Buyer, promptly reimburse Buyer for the amount of any such Tax liability that would have been due for the Pre-Closing Tax Period (as hereinafter defined) attributable to the Company to the extent, if any, such Tax liability exceeds the sum of (i) any estimated payments, deposits or credits made or applied prior to the Effective Date and (ii) any amount accrued as a liability for Taxes on the Final Closing Statement. Buyer shall pay to ChoicePoint the amount, if any, by which the sum of any estimated payments, deposits or credits made or applied prior to the
      Effective Date with respect to such Tax for the Straddle Period exceeds the amount of such Taxes.

      9.3   TAX SHARING AGREEMENTS. On the Effective Date, all Tax sharing agreements and arrangements between (a) the Company, on the one side, and (b)
ChoicePoint or any of its subsidiaries or Affiliates, on the other side, will be terminated and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments will be made thereunder on or after the Effective Date in respect of a redetermination of Tax liabilities or otherwise.

      9.4   CARRYFORWARDS AND CARRYBACKS. Buyer will cause the Company to elect, where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Effective Date that could, in the absence of such an election, be carried back to a taxable period of the Company ending on or before the Effective Date in which the

                                      -23-

Company was included in a Consolidated Tax Return. Buyer, on its own behalf and on behalf of its Affiliates, hereby waives any right to use or apply any net operating loss, net capital loss, charitable contribution or other item of the
Company for any Tax year ending on any date following the Effective Date to any period of the Company ending on or before the Effective Date with respect to which the Company was included in a Consolidated Tax Return.

      9.5   REFUNDS. ChoicePoint will be entitled to retain, or receive immediate payment from Buyer or any of its subsidiaries or Affiliates (including the Company) of, any refund or credit arising with respect to the Company
(including refunds and credits arising by reason of amended Tax Returns filed after the Effective Date or otherwise) relating to Taxes with respect to any Tax period ending on or before the Effective Date. Buyer and the Company will be entitled to retain, or receive immediate payment from ChoicePoint of, any refund or credit with respect to Taxes with respect to any taxable period beginning after the Effective Date relating to the Company. Buyer and ChoicePoint will equitably apportion any refund or credit with respect to Taxes with respect to any Straddle Period.

      9.6   TAX COOPERATION. Each of Buyer and ChoicePoint will provide the other party with such information and records and make such of its representatives available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Company. Buyer will prepare or cause the Company to prepare, within sixty (60) days after the Effective Date, in a manner consistent with past practice, the Tax work paper preparation package or packages necessary to enable ChoicePoint to prepare Tax Returns that ChoicePoint is obligated to prepare or cause to be prepared pursuant to Section 9.1.

      9.7   TAX INDEMNIFICATION.

            (a) ChoicePoint will indemnify, defend and hold Buyer Indemnified
      Parties harmless from and against (i) all liability for Taxes of the
      Company for any taxable period that ends on or before the Effective Date and the portion of any Straddle Period ending on the Effective Date
      (except to the extent accrued as a liability for Taxes on the Final
      Closing Statement), (ii) all liability for any breach of ChoicePoint's representations and warranties contained in Section 3.12 or ChoicePoint's covenants contained in this Section 9 and (iii) all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any item described in clause (i) or (ii) above. Notwithstanding the foregoing, ChoicePoint will not indemnify, defend or hold harmless any
      Buyer Indemnified Parties from any liability for Taxes attributable to any action taken after the Closing by Buyer, any of its subsidiaries or
      Affiliates (including the Company), or any transferee of Buyer or any of its subsidiaries or Affiliates (other than any such action expressly required or otherwise expressly contemplated by this Agreement) (a "BUYER
      TAX ACT").

            (b) Buyer will indemnify, defend and hold the ChoicePoint
      Indemnified Parties harmless from and against (i) except to the extent
      ChoicePoint is otherwise required to indemnify Buyer for such Tax pursuant to Section 9.7(a), all liability for Taxes of the Company for any taxable period ending after the Effective Date, (ii) all liability for Taxes attributable to a Buyer Tax Act, and (iii) all liability for reasonable

                                      -24-

      legal, accounting and appraisal fees and expenses with respect to any item described in clause (i) or (ii) above.

            (c) The obligations of the parties to indemnify, defend and hold harmless pursuant to Sections 9.7(a) and 9.7(b) will terminate upon the expiration of all applicable statutes of limitations (giving effect to any extensions thereof); PROVIDED, HOWEVER, that such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable Indemnifying Party.

            (d) In the case of any Straddle Period:

                  (i) The periodic Taxes of the Company that are not based on income or receipts (e.g., property Taxes) for the portion of any
            Straddle Period ending on the Effective Date (the "PRE-CLOSING TAX
            PERIOD") shall be computed based on the ratio of the number of days in the Pre-Closing Tax Period and the number of days in the entire
            Tax period;

                  (ii) Taxes of the Company for the Pre-Closing Tax Period
            (other than Taxes described in Section 9.7(d)(i) above) will be computed as if such taxable period ended as of the close of business on the Effective Date, and, if such Taxes are Income Taxes, such
            Income Taxes shall be computed by determining the items of income, expense, deduction, loss or credit on a "closing of the books" basis as of the end of the Effective Date; and

                  (iii) Income Taxes of the Company for which a Consolidated Tax
            Return is filed will be computed as if separate returns had been filed for the Company for such Pre-Closing Tax Period and all prior taxable periods.

            (e) Any indemnity payment required to be made pursuant to this
      Section 9.7 will be paid within thirty (30) days after the Indemnified
      Party makes written demand upon the Indemnifying Party, but in no case earlier than five (5) business days prior to the date on which the relevant Taxes are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant taxing authority (including estimated Tax payments).

            (f) The limitations described in Section 8.6 shall apply to tax indemnification under this Section 9.7.

      9.8   TAX CONTESTS.

            (a) If a claim is made by any taxing authority which, if successful, might result in an indemnity payment to any member of Buyer Indemnified
      Parties or the ChoicePoint Indemnified Parties pursuant to Section 9.7, the Indemnified Party will promptly notify the Indemnifying Party of such claim (a "TAX CLAIM"); PROVIDED, HOWEVER, that the failure to give such

                                      -25-

      notice will not affect the indemnification provided hereunder except to the extent the Indemnifying Party has actually been prejudiced as a result of such failure.

            (b) With respect to any Tax Claim relating to Taxes and relating to a taxable period ending on or before the Effective Date or to any other taxable period in which the Company joined in filing any Consolidated Tax
      Return, ChoicePoint will control all proceedings and may make all decisions in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. Buyer will control all proceedings and may make all decisions in connection with any Tax Claim other than a Tax Claim described in the first sentence of this Section 9.8(b) or a Tax Claim described in Section 9.8(c) (including selection of counsel).

            (c) ChoicePoint and Buyer will jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Company for any Straddle Period. Neither ChoicePoint nor Buyer will settle any such Tax Claim without the prior written consent of the other
      (which consent shall not be unreasonably withheld).

            (d) Each of Buyer, the Company and their respective Affiliates, on the one hand, and ChoicePoint and its Affiliates, on the other, will cooperate in contesting any Tax Claim, which cooperation will include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

      9.9   DEFINITIONS.  As used in this Agreement:

            (a) "CONSOLIDATED TAX RETURNS" means Tax Returns which include the
      Company, on the one hand, and ChoicePoint or any of its subsidiaries or
      Affiliates (other than the Company), on the other hand; and

            (b) "INCOME TAXES" means all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, real property gains, real or personal property, gross or net receipts, transfer or other similar Taxes) or (ii) multiple bases (including corporate franchise, doing business or occupation Taxes)
      if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to is described in clause (i) of this definition.

      SECTION 10. MISCELLANEOUS.

      10.1  NOTICES. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the section hereunder pursuant to which it is given or being made, and shall be

                                      -26-

delivered personally or sent by registered or certified mail or by any express mail or courier delivery service (with postage and other fees prepaid) as follows:

      To ChoicePoint or Parent:

      ChoicePoint Services Inc.
      1000 Alderman Drive
      Alpharetta, Georgia  30005
      Attention:  General Counsel

      with a copy to:

      King & Spalding LLP
      1180 Peachtree Street, N.E.
      Atlanta, Georgia  30309
      Attention:  Russell B. Richards

      To Buyer:

      GlobalOptions Group, Inc.
      75 Rockefeller Plaza
      27th Floor
      New York, NY 10019
      Attention:  Jeff Nyweide, CFO

      with a copy to:

      Morton S. Taubman, Esq.
      1201 15th Street N.W.
      Second Floor
      Washington, D.C. 20005

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Such notice shall be effective upon the date of delivery or refusal of delivery, if sent by personal delivery, registered, certified, or express mail, or courier delivery.

      10.2  ATTACHMENTS. All schedules, annexes and exhibits attached hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

      10.3  SUCCESSORS IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective successors and permitted assigns. No party may assign this Agreement or its rights hereunder without the consent of all parties; PROVIDED THAT, each of
ChoicePoint and Buyer shall, without the obligation to obtain the consent of any

                                      -27-

other party, be entitled to assign this Agreement or all or any part of its rights hereunder to any one (1) or more of its respective Affiliates; PROVIDED
FURTHER THAT, no such assignment shall relieve or discharge ChoicePoint or Buyer of its obligations hereunder.

      10.4  NUMBER; GENDER; CURRENCY. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders. Unless otherwise expressly noted to the contrary, all references in this Agreement to
"dollars" or "$" shall mean United States dollars.

      10.5  CAPTIONS. The titles, captions, and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this
Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to sections are references to sections of this
Agreement and all references to exhibits, annexes and schedules are references to exhibits, annexes and schedules to this Agreement.

      10.6  KNOWLEDGE. "TO THE KNOWLEDGE OF CHOICEPOINT" or any similar phrase contained in this Agreement shall mean to the actual knowledge of those individuals listed in SECTION 10.6 OF THE DISCLOSURE SCHEDULE.

      10.7  CONTROLLING LAW; INTEGRATION; AMENDMENT. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to New York choice of law rules (other than Section 5-1401 of the New York General Obligations Law). This Agreement
supersedes all negotiations, agreements, and understandings among the parties with respect to the subject matter hereof. This Agreement, together with any agreements entered into on or subsequent to the Effective Date, constitute the entire agreement among the parties hereto. This Agreement may not be amended, modified, or supplemented except by written agreement of Buyer, ChoicePoint and
Parent. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

      10.8  SUBMISSION TO JURISDICTION. Each of the parties hereto agrees that any suit, action or proceeding arising out of or relating to this Agreement, the
ChoicePoint Ancillary Documents or the Buyer Ancillary Documents, their subject matter, the performance by the parties of their respective obligations with respect to this Agreement, the ChoicePoint Ancillary Documents or the Buyer
Ancillary Documents or the claimed breach thereof, whether brought at law or in equity and whether based in tort, contract or otherwise, or for recognition and enforcement of any judgment in respect thereof, shall be brought by any of such parties or any of their respective successors or permitted assigns in any federal or state court located in Atlanta, Georgia, and each of such parties hereby submits with regard to any such suit, action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such suit, action or proceeding (a) any claim that it is not personally subject to the jurisdiction of such courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment,

                                      -28-

execution of judgment or otherwise), (c) that the suit, action or proceeding in any such court is brought in an inconvenient forum, (d) that the venue of such suit, action or proceeding is improper, (e) that this Agreement, the ChoicePoint
Ancillary Documents or the Buyer Ancillary Documents or the subject matter hereof or thereof may not be enforced in or by such courts or (f) any right to a trial by jury. Each of the parties hereto irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such party's address for notices under this Agreement.

      10.9  SEVERABILITY. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

      10.10 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

      10.11 ENFORCEMENT OF CERTAIN RIGHTS. Nothing expressed or implied in this
Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, or result in such person, firm, or corporation being deemed a third-party beneficiary of this Agreement.

      10.12 GUARANTY. Parent hereby unconditionally guarantees to Buyer the due and punctual payment and/or performance of all liabilities, obligations or undertakings of ChoicePoint under this Agreement.

                        [SIGNATURES FOLLOW ON NEXT PAGE.]

                                      -29-

      IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.

                                    CHOICEPOINT GOVERNMENT SERVICES INC.

                                    By: /s/ J. Michael de James
                                        --------------------------------
                                    Name: Michael de James
                                    Title: Chief Data Officer

                                    CHOICEPOINT INC.

                                    By: /s/ J. Michael de James
                                        --------------------------------
                                    Name: Michael de James
                                    Title: Chief Data Officer

                                    GLOBALOPTIONS GROUP, INC.

                                    By: /s/ Harvey W. Schiller
                                        --------------------------------
                                    Name: Harvey W. Schiller, Ph.D.
                                    Title: Chairman and Chief Executive Officer